     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2000

                                                      REGISTRATION NO. 333-84789
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                                       ON

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             MARKETWATCH.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     7375                                    94-3315360
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)

                               825 BATTERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 733-0500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JOAN P. PLATT
                            CHIEF FINANCIAL OFFICER
                             MARKETWATCH.COM, INC.
                               825 BATTERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 733-0500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                            JEFFREY R. VETTER, ESQ.
                             SAYRE E. STEVICK, ESQ.
                          CYNTHIA E. GARABEDIAN, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              1,589,138 SHARES OF

                                COMMON STOCK OF

                             MARKETWATCH.COM, INC.

     The shares of common stock of MarketWatch.com, Inc. may be offered from time to time by the stockholders of MarketWatch.com, who were former stockholders of BigCharts Inc., listed under "Selling Stockholders." The shares will become eligible for sale at the times described under "Plan of Distribution." MarketWatch.com will not receive any proceeds from the sale of these shares.

     The common stock is listed on the Nasdaq National Market under the symbol "MKTW." On March 31, 2000, the closing price per share of the common stock on the Nasdaq National Market was $34.50.

     THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 12, 2000

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    5
Use of Proceeds.............................................   11
Dividend Policy.............................................   11
Price Range of Common Stock.................................   11
Selling Stockholders........................................   12
Plan of Distribution........................................   15
Legal Matters...............................................   17
Experts.....................................................   17
Where You Can Find Additional Information...................   18

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information appearing elsewhere in this prospectus and incorporated by reference into this prospectus and financial statements and related notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The forward-looking statements in the section entitled "Risk Factors," as well as those included elsewhere in this prospectus contain a discussion of some of the factors that could contribute to these differences.

                                MARKETWATCH.COM

     We are a leading web-based provider of comprehensive, real-time business news, financial programming and analytic tools. Our CBS.MarketWatch.com web site also offers several tiers of paid subscription products, personal finance commentary and data, community features and other services designed to provide a "one-stop-shop" for our audience's financial information needs.

     We were formed in October 1997 as a joint venture 50% owned by each of CBS Broadcasting Inc., or CBS, and Data Broadcasting Corporation, or DBC. CBS licensed its name, logo and certain news content for use in connection with the CBS.MarketWatch.com web site. When this joint venture was formed, CBS and DBC agreed that their contributions would be treated as having equal value. CBS initially licensed us the right to use its name, logo and news content for a period of five years in exchange for a royalty of approximately 30% of our banner advertising revenue. It also separately agreed to provide us with $50.0 million in rate card promotion and advertising. In January 1999, CBS agreed to amend the license to extend the term through October 2005, to provide us with $30.0 million in rate card promotion and advertising from October 1997 through October 2002 and to amend the royalty rate to be paid by us from 30% of banner advertising revenues to 6% to 8% of gross revenues, subject to certain limitations. DBC contributed certain assets related to our predecessor business, which it formed in October 1995, and agreed to provide our initial funding. Under a services agreement, DBC agreed to provide ongoing services, including hosting our web site through October 2002. In January 1999, this services agreement was amended to provide for an eight-year term through October 2005 and to add other provisions relating to system performance and hardware.

     In June 1999, we acquired BigCharts Inc., a provider of licensed financial charting content to electronic brokers, financial publishers and portals. In connection with the acquisition of BigCharts, we issued an aggregate of 2,174,962 shares of our common stock for all of the outstanding capital stock, including stock options, of BigCharts, of which 158,914 shares are subject to an escrow to secure the indemnification obligations of the principal stockholders of BigCharts. We also made a cash payment of $6.0 million.

     In January 2000, we entered into a joint venture agreement with the Financial Times Group to establish Financial Times Marketwatch.com (Europe) Limited, an internet provider of real time business news, financial programming and analytical tools. Under the agreement, we will license our trademark and technology to the joint venture, contribute certain domain names and L500,000 in exchange for 500,000 shares of the joint venture. The Financial Times will contribute trademarks for a royalty fee, provide L15.0 million worth of rate card advertising over five years and L500,000 in cash for 500,000 shares in the joint venture.

     In March 2000, we entered into an agreement with DBC and CBS under which DBC and CBS will each purchase an additional 1,136,814 shares of our common stock. In exchange for the shares, DBC will pay $43.0 million in cash, and CBS will pay $13.0 million in cash and $30.0 million in rate card advertising and promotion over the next two years. The agreement is to close upon satisfaction of all antitrust regulatory requirements and customary closing conditions.

     Our address is 825 Battery Street, San Francisco, California, 94111 and our telephone number is (415) 733-0500.

     The information on our Web site and on the Web site of BigCharts Inc., which we acquired in June 1999, is not a part of this prospectus.

     MarketWatch.com, the MarketWatch.com logo, MarketWatch Live and MarketWatch RT are some of our service marks. The CBS name and the "Eye" design are registered trademarks of CBS. This prospectus also includes trademarks and trade names of other companies.

                                  RISK FACTORS

     Purchasing the common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase shares of our common stock.

WE MAY EXPERIENCE POTENTIAL FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, FACE UNPREDICTABILITY OF FUTURE REVENUE, CONTINUE TO INCUR LOSSES IN THE FUTURE AND EXPERIENCE SEASONALITY IN OUR OPERATING RESULTS

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

     - The early stage of our development, particularly given that we did not become a separate legal entity until October 1997;

     - The level of Web usage;

     - Traffic levels on our Web sites, which can fluctuate significantly as a result of business and financial news events;

     - The demand for advertising on our Web sites as well as on the Web in general;

     - Changes in rates paid for Web advertising resulting from competition or other factors;

     - Our ability to enter into or renew our marketing and distribution agreements;

     - The amount and timing of our costs related to our marketing efforts or other initiatives;

     - The amount and timing of costs related to our new product development efforts;

     - Fees we may pay for distribution or content agreements or other costs we incur as we expand our operations;

     - New services introduced by us or our competitors;

     - Competitive factors;

     - Technical difficulties or system downtime affecting the Web generally or the operation of our Web sites;

     - Economic conditions specific to the Web as well as general economic conditions; or

     - Our ability to migrate our financial, administrative and operational systems from DBC to our own internal systems.

     Therefore, our operating results for any particular quarter may not be indicative of future operating results.

     We expect that over time our revenues will come from a mix of advertising, content licensing, e-commerce relationships and subscription service fees. However, we expect to be substantially dependent on advertising revenues for the foreseeable future. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the level of our advertising revenue in each quarter. Our operating expenses are based on our expectations of our future revenues and are relatively fixed in the short term. If we have lower revenues, particularly advertising revenues, than we expect, we may not be able to quickly reduce our spending in response. Our cost structure could also change dramatically as we increasingly operate independently from DBC. If we continue to rely on DBC for the administrative services which it currently provides, we will be required to reimburse DBC for its costs in providing the services. We will have little control over the amount of these costs, which could be substantial. In addition, we have and will continue to significantly increase our operating expenses to grow our business. Any shortfall in our revenues would have a direct impact on our operating results for a particular quarter and these fluctuations could affect the market price of our common stock in a manner unrelated to our long-term operating performance.

     We have incurred operating losses in each fiscal quarter since we were formed. We expect operating losses and negative cash flows to continue for the foreseeable future as we intend to significantly increase our operating expenses to grow our business.

     We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If our market makes the transition from an emerging to a more developed medium, seasonal and cyclical patterns in our industry may develop in the future. Therefore, if our industry follows the same seasonal patterns as those in the traditional media, we may experience lower advertising revenues in the first and third calendar quarters of each year. Furthermore, traffic levels on our Web site typically fluctuate with the occurrence of significant events in the business and financial news, such as fluctuations in the stock markets, which could cause changes in our audience size.

WE NEED TO DEVELOP AND IMPLEMENT OUR OWN INTERNAL SYSTEMS TO MANAGE OUR BUSINESS AND OUR GROWTH

     Although our predecessor business has been operating since October 1995, we did not become a separate legal entity until October 1997 when we were formed as a limited liability company and we introduced our CBS.MarketWatch.com Web site. Furthermore, we acquired BigCharts in June 1999.

     We have been and continue to be partially dependent on DBC to host our CBS.MarketWatch.com Web site and for many of our financial, administrative and operational services and related support functions. We are gradually moving our Web servers to third party data centers and will continue to do so through fiscal 2000. We are also in process of implementing our own financial reporting system, which we expect to be fully implemented by the end of fiscal 2000. If we are not able to successfully transition our systems and servers away from DBC, we may not be able to perform these financial, administrative, operational and support functions. In addition, we believe that we will need further improvements in these systems, controls and procedures to manage our growth. Our future financial performance could be adversely affected if we or DBC do not perform these functions effectively or if we do not implement these systems, controls and procedures successfully.

WE NEED TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH OTHER WEB SITES

     We depend on establishing and maintaining distribution relationships with high-traffic Web sites for a significant portion of our traffic. For example, for the month of December 1999, approximately 12% of our traffic came from Yahoo!. There is intense competition for placements on these sites, and we may not be able to enter into such relationships on commercially reasonable terms or at all. Even if we enter into distribution relationships with these Web sites, they themselves may not attract significant numbers of users. Therefore, our sites may not receive additional users from these relationships. Moreover, we may have to pay significant fees to establish these relationships.

     Occasionally we enter into agreements with advertisers, content providers or other high traffic Web sites that require us to exclusively feature these parties in certain sections of our Web site. Existing and future exclusivity arrangements may prevent us from entering into other content agreements, advertising or sponsorship arrangements or other strategic relationships. Many companies we may pursue for a strategic relationship also offer competing services. As a result, these competitors may be reluctant to enter into strategic relationships with us. Our business could be adversely affected if we do not establish and maintain additional strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in increased use of our Web sites.

WE DEPEND ON THIRD PARTIES TO TRACK AND MEASURE THE DELIVERY OF ADVERTISEMENTS AND IT COULD BE DIFFICULT TO REPLACE THESE SERVICES

     It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web sites. We depend on third parties to provide these measurement services. If they are unable to provide these services in the future, we would be required to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business during the time we are replacing these services. We are implementing additional systems designed to record demographic data on our users. If we do not develop these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Companies may not advertise on our Web sites or may pay less for advertising if they do not perceive our measurements or measurements made by third parties to be reliable.

WE NEED TO EXPAND OUR BUSINESS AND BE ABLE TO DO SO SUCCESSFULLY

     We believe that we will need to expand our business and operations both to operate as an entity independent from DBC and in order to support our growing business. This growth is likely to continue to place a significant strain on our resources. As we grow, we will implement new operational and financial systems, procedures and controls. If we are unable to accomplish any of these, our business could be adversely affected.

WE MUST DEVELOP NEW AND ENHANCED SERVICES AND FEATURES FOR OUR WEB SITES

     We believe that our Web sites will be more attractive to advertisers if we develop a larger audience comprised of demographically-favorable users. Accordingly, we intend to introduce additional or enhanced services in the future in order to retain our current users and attract new users. If we introduce a service that is not favorably received our current users may not continue using our service as frequently. New users could also choose a competitive service over ours.

     We may also experience difficulties that could delay or prevent us from introducing new services. Furthermore, these services may contain errors that are discovered after the services are introduced. We may need to significantly modify the design of these services on our Web site to correct these errors. Our business could be adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by users.

WE DEPEND ON THE CONTINUED GROWTH IN USE OF THE WEB, PARTICULARLY FOR FINANCIAL NEWS AND INFORMATION

     Our business depends on businesses and consumers continuing to increase their use of the Web for obtaining news and financial information as well as for conducting commercial transactions. Our business would be adversely affected if Web usage does not continue to grow. Web usage may be inhibited for a number of reasons, such as:

     - Inadequate network infrastructure;

     - Security concerns;

     - Inconsistent quality of service; and

     - Availability of cost-effective, high-speed service.

     If Web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Web usage, as well as usage of our Web sites, could grow more slowly or decline.

WE FACE RISKS ASSOCIATED WITH BANDWIDTH CONSTRAINTS

     Our business relies on our ability to serve Web pages in a consistent and timely manner. If the traffic on our Web sites grows at a rate that our current communication lines cannot support, our pages will be served at a slower rate or we will be unable to serve pages at all. We also rely on certain third party providers for a significant amount of our current bandwidth capacity. If these providers are unable to maintain their service level agreements or we are unable to obtain additional bandwidth as our traffic grows, our business would be adversely affected.

UNAUTHORIZED BREAK-INS TO OUR SITE COULD HARM OUR BUSINESS

     Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. In addition, unauthorized persons may improperly access our data. A number of popular Web sites have recently experienced attacks from "hackers" and other intrusions. Any actions like these could harm us. Actions like these may be very expensive to remedy and could damage our reputation and discourage new and existing users from using our sites.

WE DEPEND ON THE SALE OF ADVERTISEMENTS ON OUR WEB SITES, AND IF WEB ADVERTISING DOES NOT BECOME ACCEPTED, OUR BUSINESS WOULD BE HARMED

     We expect to derive a substantial amount of our revenues from advertising for the foreseeable future. No standards have been widely accepted to measure the effectiveness of Web advertising. If such standards do not develop, existing advertisers may not continue their current levels of Web advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Web. Advertisers that already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Our business would be adversely affected if the market for Web advertising fails to develop or develops more slowly than expected. In addition, our advertising packages are sold in campaigns ranging from less than 2 weeks to a year or more. Advertisers have the right to cancel a campaign with two weeks notice without penalty. Therefore, advertising revenues would be adversely affected if we fail to maintain a desirable medium for on-line advertising.

     Different pricing models are used to sell advertising on the Web. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. For example, advertising rates based on the number of "click throughs," or user requests for additional information made by clicking on the advertisement, instead of rates based solely on the number of impressions, or times an advertisement is displayed, could adversely affect our revenues because impression-based advertising comprises a substantial majority of our current advertising revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Web advertising. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Web advertising.

WEB SECURITY CONCERNS COULD HINDER INTERNET COMMERCE

     The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, such as stock trades or purchases of goods or services. Because many of our advertisers seek to advertise on our Web sites to encourage people to use the Web to purchase goods or services, our business could be adversely affected.

     We may also incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

WE COULD FACE LIABILITY RELATED TO OUR STORAGE OF PERSONAL INFORMATION ABOUT OUR USERS

     We have a non-disclosure policy displayed on our Web sites. Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user's consent. This policy is accessible to users of our personalized services when they initially register. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and other states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

WE COULD FACE LIABILITY FOR THE INFORMATION DISPLAYED ON OUR WEB SITES

     We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our Web sites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites through links to other Web sites. Our insurance may not adequately protect us against these types of claims.

OUR COMMON STOCK PRICE IS VOLATILE AND COULD FLUCTUATE SIGNIFICANTLY

     The trading price of our stock has been and may continue to be subject to wide fluctuations. During 1999, the closing sale prices of our common stock (NASDAQ: MKTW) on the Nasdaq National Market ranged from $26.13 to $130.00. As of March 31, 2000, the closing sale price was $34.50. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

                                USE OF PROCEEDS

     We will not receive any proceeds from sales by the selling stockholders.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the Nasdaq National Market under the symbol "MKTW" since January 15, 1999. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low reported sale prices for our common stock as reported by the Nasdaq National Market.

                            1999                               HIGH        LOW
                            ----                              -------    -------
First Quarter (from January 15, 1999).......................  $130.00    $ 56.00
Second Quarter..............................................   107.00      45.00
Third Quarter...............................................    59.75      26.63
Fourth Quarter..............................................    64.81      36.00
2000
------------------------------------------------------------
First Quarter...............................................  $ 45.94    $ 33.06

     On March 31, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $34.50 per share.

     As of March 31, 2000, there were approximately 218 holders of record of the common stock although we believe that there were a greater number of beneficial owners of our common stock.

     The trading price of our common stock has been and may continue to be subject to wide fluctuations in response to a number of events and factors, such as

     - quarterly variations in our operating results;

     - announcements of technological innovations or new products and media properties by us or our competitors;

     - additions or departures of key personnel;

     - changes in financial estimates and recommendations by securities analysts;

     - the operating and stock price performance of other companies that investors may deem comparable to us; and

     - news reports relating to trends in our markets.

     In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance.

                              SELLING STOCKHOLDERS

     Each of the stockholders named below was formerly a stockholder of BigCharts who acquired shares of our common stock in the transaction under which we acquired all of the issued and outstanding share capital stock of BigCharts. No BigCharts stockholder has had any position, office or other material relationship with us, other than in connection with the acquisition of BigCharts, within the past three years. Jamie J. Thingelstad, formerly the Chief Technology Officer of BigCharts, is our Chief Technology Officer. Philip D. Hotchkiss, formerly the President and Chief Executive Officer of BigCharts, served as one of our directors from June 1999 to March 2000 and as our President from October 1999 to March 2000.

     The following table assumes that each BigCharts stockholder sells all of the shares held by this stockholder in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. In addition, certain of the BigCharts stockholders are trusts which may, in the future, distribute their shares of their trust beneficiaries, which distributees may likewise distribute the shares to their trust beneficiaries. Those shares may later be sold by those trust beneficiaries, or any of their distributees. The BigCharts stockholders have advised us that each of them is the beneficial owner of their shares being offered. Percentage ownership is based on 13,753,054 shares outstanding as of June 30, 1999.

                                                    NUMBER OF SHARES       NUMBER OF SHARES
                                                   BENEFICIALLY OWNED     BENEFICIALLY OWNED
                                                    BEFORE OFFERING         AFTER OFFERING
                                                 ----------------------   -------------------
           NAME OF BENEFICIAL OWNER               NUMBER     PERCENTAGE   NUMBER   PERCENTAGE
           ------------------------              ---------   ----------   ------   ----------
Alexander III, John J. ........................      5,696         *%      --          *%
Alexander Jr., John J. ........................      5,696         *       --          *
Apfel, Gary....................................      4,521         *       --          *
Apfel, Ronny...................................     73,466         *       --          *
Barnes, Robert.................................      3,677         *       --          *
Benson, Janet C. and Claude W. JTWROS..........      9,494         *       --          *
Berman, Bradley................................      5,696         *       --          *
Beverly M. Williams Trust U/A dtd. 9/22/92.....      9,494         *       --          *
Bluhm, Nick....................................     18,495         *       --          *
Brenna, Mark L., ROTH IRA, Dain Rauscher
  Custodian....................................      2,848         *       --          *
Brimmer, Kenneth W. and Jaye M. Snyder,
  JTWROS.......................................      5,696         *       --          *
Budd, Jeffrey R. ..............................     18,989         *       --          *
Carroll, Peter A. .............................      1,898         *       --          *
Chester, Sheldon...............................      1,898         *       --          *
Chester, Sheldon Dain Rauscher Custodian SEP
  IRA..........................................      5,696         *       --          *
Chicos, Thomas Mark and Rafaella Mae JTWROS....      2,373         *       --          *
Dolan, Michael J., Individual Retirement
  Account, Dain Rauscher Custodian.............      5,696         *       --          *
Eibensteiner, Ronald...........................     14,242         *       --          *
Eizkovitz, Jack................................      9,042         *       --          *
Ford, Virgina L. ..............................      3,797         *       --          *
Galle, W. Christopher..........................      2,848         *       --          *
Gary L. Young Living Trust dated July 14, 1995,
  Trustees Gary L. Young / Sibyl J. Young......     18,989         *       --          *

                                                    NUMBER OF SHARES       NUMBER OF SHARES
                                                   BENEFICIALLY OWNED     BENEFICIALLY OWNED
                                                    BEFORE OFFERING         AFTER OFFERING
                                                 ----------------------   -------------------
           NAME OF BENEFICIAL OWNER               NUMBER     PERCENTAGE   NUMBER   PERCENTAGE
           ------------------------              ---------   ----------   ------   ----------
Gile Corporation...............................      5,696         *%      --          *%
Gile, Elizabeth S. ............................      2,848         *       --          *
Gorzkowski, Maciej.............................        379         *       --          *
Greenbaum, Sholem..............................     14,690         *       --          *
Halikias, Thomas...............................     36,170         *       --          *
Heller, Robert W. .............................     82,140         *       --          *
Hotchkiss, Philip D. and Nancy A. Hotchkiss
  JTWROS.......................................      2,848         *       --          *
Hotchkiss, Philip D. and Sherry Lau JTWROS.....      5,156         *       --          *
Huffer, Michael John and Maureen Delia JTWROS..      5,696         *       --          *
Hutchins, Robert W. ...........................      5,696         *       --          *
Johnson, Scott Mitchell........................      2,848         *       --          *
Kappes, Jon....................................      1,405         *       --          *
Karkela, Larry W. .............................     10,444         *       --          *
Koentopf, David D. ............................     62,201         *       --          *
Lanier, Monroe B. III..........................      2,848         *       --          *
Lindquist & Vennum P.L.L.P.....................      3,797         *       --          *
Malmberg, David C. ............................     75,684         *       --          *
Maxwell Sr., Charles J. .......................     18,989         *       --          *
Maxwell, John M. and Christine L., JTWROS......     18,989         *       --          *
McGuire, Thomas R. ............................      7,595         *       --          *
McLean, Robert W. .............................     28,484         *       --          *
Melton, Donald R. .............................      5,696         *       --          *
Miller, Geraldine and Linda Kay Collins
  JTWROS.......................................      9,494         *       --          *
Mills, Wayne W. ...............................     14,242         *       --          *
Mosher, Kent D. ...............................      2,848         *       --          *
Norwest Bank Minnesota, N.A. as Trustee of the
  David C. Malmberg GRAT u/a dtd 4/26/99.......      8,355         *       --          *
Orlinsky, Mindy and Henry......................     18,085         *       --          *
Ornstein, Michell R. ..........................      5,696         *       --          *
Pedhazur, Hadar................................     55,382         *       --          *
Perlman, Dean B. ..............................      2,848         *       --          *
Philip D. Hotchkiss and Nancy A. Hotchkiss, or
  his/her successors, as Trustees of the
  Amendment and Restatement of Nancy A.
  Hotchkiss Revocable Trust U/A dated January
  20, 1992.....................................      9,019         *       --          *
Philip D. Hotchkiss, TR UA July 2, 1998........    453,097       3.3       --          *
Ratcliff, David E. ............................      2,848         *       --          *
Rikkers, James.................................      4,747         *       --          *
Ryan Helgeson and Angela Speed JTWROS..........         37         *       --          *
Santrizos, Nicholas P. ........................     18,989         *       --          *
Schmidt, Wayne J. .............................      3,797         *       --          *
Schrader, Fredric H. Living Trust dtd 3/11/98,
  Fred Schrader Ttee...........................     11,393         *       --          *
Schrader, Kevin David..........................      1,898         *       --          *
Segal, Norma C. ...............................      1,424         *       --          *

                                                    NUMBER OF SHARES       NUMBER OF SHARES
                                                   BENEFICIALLY OWNED     BENEFICIALLY OWNED
                                                    BEFORE OFFERING         AFTER OFFERING
                                                 ----------------------   -------------------
           NAME OF BENEFICIAL OWNER               NUMBER     PERCENTAGE   NUMBER   PERCENTAGE
           ------------------------              ---------   ----------   ------   ----------
Segal, Robert G. ..............................      1,424         *%      --          *%
Segal, Spenser.................................      6,076         *       --          *
Siemon, Marvin and Irma........................     37,978         *       --          *
Sohili, Hushmand...............................      3,677         *       --          *
Stevensen, Gary F. ............................      5,696         *       --          *
Sutherlund, Steve C. and Beth N. ..............      1,898         *       --          *
Thalheim, Neil.................................      7,354         *       --          *
Thompson, John W.; Thompson Equipment &
  Packaging; Pension Trust.....................     18,989         *       --          *
U.S. Bank First Natl. Assoc. TTEE Cutler
  31177682 Dorsey & Whitney Master Trust.......      5,696         *       --          *
Vincent Irwin Barton Trust dated 5/31/94.......      4,747         *       --          *
Wagner, Gary N. ...............................        189         *       --          *
Wierstad, Roy M. and Jacqueline S. JTWROS......      2,848         *       --          *
William F. Perron Credit Trust.................     18,989         *       --          *
Wong, Johnny Joseph............................      2,848         *       --          *
Wong, Teddy and Laura JTWROS...................      8,545         *       --          *
Wyncrest Capital Inc...........................    200,338       1.5       --          *
York, Richard J. ..............................      5,696         *       --          *
Zucco, William C. .............................      1,405         *       --          *
                                                 ---------      ----        --         --
Total..........................................  1,589,138      11.6%      --          *
                                                 =========      ====        ==         ==

* Represents beneficial ownership of less than 1%.

                              PLAN OF DISTRIBUTION

     In connection with the acquisition of all of the issued and outstanding share capital of BigCharts, each of the BigCharts stockholders entered in to a registration rights agreement with us. The registration statement of which this prospectus forms a part has been filed under the terms of that agreement. To our knowledge, no BigCharts stockholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered, nor do we know the identity of the brokers or market makers that will participate in the offering.

     The shares of common stock covered by this prospectus may be offered and sold from time to time by the BigCharts stockholders or by pledgees, donees, transferees and other successors in interest. The BigCharts stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     Of the 1,589,138 shares of common stock covered by this prospectus, 158,867 shares became available for immediate sale in the public market on August 23, 1999. With regard to the remaining 1,430,271 shares, the BigCharts stockholders have agreed that they will not sell or otherwise transfer the economic ownership of the shares before specified dates. As a result of these contractual restrictions, an additional 330,713 shares became eligible for sale on December 6, 1999, 330,713 shares became eligible for sale on March 5, 2000, 480,637 shares will be eligible for sale on June 9, 2000, 149,868 shares will be eligible for sale on June 9, 2001 and 138,340 shares will be eligible for sale on June 9, 2002.

     These sales may be made over the Nasdaq National Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following:

     - a block trade in which the broker-dealer engaged by the BigCharts stockholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by the broker-dealer as principal and resale by the broker or dealer for this account pursuant to this prospectus; and

     - ordinary brokerage, transactions and transactions in which the broker solicits purchasers.

     We have been advised by the BigCharts stockholders that they have not, as of the date of this prospectus, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the BigCharts stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the BigCharts stockholders in amounts to be negotiated immediately prior to the sale. In addition, certain of the BigCharts stockholders are trusts which may, in the future, distribute their shares to their trust beneficiaries. Those shares may later be sold by those trust beneficiaries, or any of their respective distributees.

     In connection with distributions of the shares or otherwise, the BigCharts stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares registered under this registration statement in the course of hedging the positions they assume with selling stockholders. The BigCharts stockholders may also sell shares short and redeliver the shares to close out their short positions. The BigCharts stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered under this registration statement, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. A BigCharts stockholder may also loan or pledge the shares registered under this registration statement to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default, the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from BigCharts stockholders in amounts to be negotiated in connection with the sale. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. The BigCharts stockholders have agreed in the registration rights agreement not to sell any of the shares of common stock pursuant to this prospectus in an underwritten offering without providing us with prior written notice. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 145 under the Securities Act may be sold under Rule 144 or Rule 145 rather than pursuant to this prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the BigCharts stockholders. The BigCharts stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Under the terms registration rights agreement, MarketWatch.com and the BigCharts stockholders have agreed to indemnify each other and other persons against specified liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     We have advised the BigCharts stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the BigCharts stockholders and their affiliates. The BigCharts stockholders have advised us that during the time as they may be engaged in the attempt to sell shares registered under this registration statement, they will:

     - not engage in any stabilization activity in connection with any of our securities;

     - not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or rights to acquire our securities other than as permitted under the Exchange Act;

     - not effect any sale of distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     - effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

     We have the ability to suspend the use of this prospectus, if, in the good faith judgment of our board of directors, it would be seriously detrimental to MarketWatch.com and our stockholders for resales of shares to be made due to:

     - the existence of a material development or potential material development with respect to or involving us which we would be obligated to disclose in the prospectus, which disclosure would in the good faith judgment of our board of directors be premature or otherwise inadvisable at that time and would have a material adverse affect upon us and our stockholders, or

     - the occurrence of any event that makes any statement made in the prospectus or any document incorporated or deemed to be incorporated by reference to the prospectus untrue in any material respect or which requires the making of any changes n the prospectus so that it will not contain any untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading or omit to state any material fact required to be stated in the prospectus or necessary to make the statements in the prospectus, in the light of the circumstances under which they were made, not misleading.

     This offering will terminate as to each BigCharts stockholder on the earlier of:

     - June 9, 2001, or

     - the date on which all shares offered have been sold by the BigCharts stockholders.

     The BigCharts stockholders may elect not to sell any or all of the sharer of common stock offered.

     Upon the occurrence of any of the following events, this prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made:

     - to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, the price would be set forth in the prospectus;

     - if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, these arrangements would be described in the prospectus;

     - if a BigCharts stockholder sells to a broker-dealer acting in the capacity as an underwriter, the broker-dealer will be identified in the prospectus; and

     - if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the prospectus.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of MarketWatch.com, Inc. as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 and for the period from inception (October 29, 1997) through December 31, 1997 in our Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The statements of operations and of cash flows of the DBC Online/News Business for the period from January 1, 1997 through October 28, 1997 in our Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or incorporated by reference into the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the related exhibits and schedule may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at the addresses set forth below.

     Because we are subject to the informational requirements of the Securities Exchange Act of 1934, we file reports and other information with the Securities and Exchange Commission. Reports, registration statements, proxy and information statements that we have filed can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of such documents may be obtained from such offices upon the payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     The following documents that we have filed with the Securities and Exchange Commission are incorporated into this prospectus by reference:

     - the registration statement on Form S-3 of which this prospectus is a part, and the exhibits filed with this registration statement or incorporated into the registration statement by reference;

     - our annual report on Form 10-K for the fiscal year ended December 31, 1999;

     - our registration statement on Form 8-A file with the Securities and Exchange Commission on November 25, 1998; and

     - all other information that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in the prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to MarketWatch.com, Inc., 825 Battery Street, San Francisco, California 94111, Attention: Investor Relations, (415) 733-0500.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              1,589,138 SHARES OF
                                  COMMON STOCK
                                       OF
                             MARKETWATCH.COM, INC.

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                 April 12, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE IN DISTRIBUTION.

     The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee and Nasdaq National Market application fee are estimates.

Securities and Exchange Commission registration fee.........  $ 12,772
Nasdaq National Market filing fee...........................    17,500
Printing....................................................    15,000
Legal fees and expenses.....................................    20,000
Accounting fees and expenses................................    20,000
Blue Sky fees and expenses..................................     5,000
Transfer agent and registrar fees and expenses..............     5,000
Miscellaneous...............................................    10,000
                                                              --------
          Total.............................................  $105,272
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and (iv) the rights conferred in the Bylaws are not exclusive.

     The Registrant has entered into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     The Registrant, with approval by the Registrant's Board of Directors, has obtained directors' and officers' liability insurance.

     Reference is made to the following documents incorporated by reference into this Registration Statement regarding relevant indemnification provisions described above:

                          DOCUMENT
                          --------
Amended and Restated Certificate of Incorporation of
  Registrant (incorporated by reference to Exhibit 3.01 to
  the Registrant's Annual Report on Form 10-K (File No.
  000-25113) filed with the Securities and Exchange
  Commission on March 31, 1999 as subsequently amended on
  April 21, 1999).
Bylaws of Registrant (incorporated by reference to Exhibit
  3.02 to the Registrant's Registration Statement on Form
  S-1 (File No. 333-65569) filed with the Securities and
  Exchange Commission on October 13, 1998 as subsequently
  amended).
Form of Indemnity Agreement (incorporated by reference to
  Exhibit 10.01 to the Registrant's Registration Statement
  on Form S-1 (File No. 333-65569) filed with the Securities and Exchange Commission on October 13, 1998 as
  subsequently amended).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following table sets forth information regarding all securities sold by the Registrant and its predecessor, MarketWatch.com, LLC since October 29, 1997, the date of the Company's inception.

                                                                     NUMBER
                                     DATE           TITLE OF           OF          AGGREGATE              FORM OF
       CLASS OF PURCHASER          OF SALE         SECURITIES        SHARES      PURCHASE PRICE        CONSIDERATION
       ------------------          --------        ----------       ---------    --------------        -------------
CBS Inc..........................  10/29/97   Membership Interests        50%(1)      (2)         Advertising Commitments
Data Broadcasting Corporation....  10/29/97   Membership Interests        50%(1)      (3)         Cash and Assigned Assets
Former employee of
  MarketWatch.com................   4/20/99   Common Stock              1,416         (4)                   (4)
Former stockholders of BigCharts
  Inc............................    6/9/99   Common Stock          1,589,138         (5)                   (5)

-------------------------
(1) Represents percentage interests in MarketWatch.com, LLC.

(2) In connection with the formation of MarketWatch.com, LLC, CBS agreed to contribute promotion and advertising with an aggregate rate card amount of $50.0 million over a period of five years, which could not be objectively valued as of the date of contribution. This aggregate rate card amount will be reduced to $30.0 million upon the execution of the Amended and Restated License Agreement.

(3) DBC contributed $1.0 million in cash and certain assets relating to its existing "Online/News" business and contributed $1.0 million in cash on October 29, 1998, in exchange for its membership interests.

(4) On April 20, 1999, a former employee of MarketWatch.com exercised an option to purchase 1,416 shares of common stock at a price of $7.50 per share.

(5) In connection with our acquisition of BigCharts Inc. in June 1999, we issued an aggregate of 2,174,062 shares of common stock to the former stockholders of BigCharts Inc. in exchange for their then outstanding capital stock, including stock options.

     In January 1999, MarketWatch.com, LLC was converted into a corporation and all membership interests were converted into common stock of the Registrant. These membership interests were converted into 4,500,000 shares held by each of CBS and DBC.

     All sales were made in reliance on Section 4(2) of the Securities Act, Rule 701 promulgated under the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was an "accredited investor" or sophisticated investor with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
  2.01(1)  Merger Agreement dated January 13, 1999, entered into by
           MarketWatch.com, LLC and the Registrant.
  2.02(2)  Agreement and Plan of Reorganization dated April 28, 1999, entered into by the Registrant and BigCharts Inc.
  4.01(3)  Form of Specimen Stock Certificate for Registrant's common stock, which is incorporated herein by reference to the
           Registration Statement.
  4.02(1)  Registration Rights Agreement dated January 13, 1999, entered into among the Registrant, CBS Broadcasting Inc.
           (formerly known as CBS Inc.) ("CBS") and Data Broadcasting
           Corporation ("DBC").
  4.03(1)  Stockholders' Agreement dated January 13, 1999, entered into among the Registrant, the LLC, CBS and DBC.
  5.01*    Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
 23.01*    Consent of Fenwick & West (included in Exhibit 5.01).
 23.02     Consent of PricewaterhouseCoopers LLP.
 27.01(4)  Financial Data Schedule (EDGAR Version Only).

-------------------------
 *  Previously filed as an exhibit to this Registration Statement.

(1) Incorporated by reference to exhibits of the same number to the Registrant's Annual Reports on Form 10-K (File No. 000-25113) filed with the Securities and Exchange Commission on March 31, 1999, as subsequently amended on April 21, 1999.

(2) Incorporated by reference to Exhibit 2.01 to the Registrant's Current Report on Form 8-K (File No. 000-25113) filed with the Securities and Exchange Commission on May 12, 1999, as subsequently amended on July 12, 1999.

(3) Incorporated by reference to exhibit of the same number to the Registrant's Registration Statement on Form S-1 (File No. 333-65569), filed with the Securities and Exchange Commission on October 13, 1998, as subsequently amended.

(4) Incorporated by reference to exhibit of the same number to the Registrant's Annual Report on Form 10-K (File No. 000-25113), filed with the Securities and Exchange Commission on March 30, 2000.

     (b) Financial Statement Schedule

     No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 12th day of April, 2000.

                                          MARKETWATCH.COM, INC.

                                          By:      /s/ LARRY S. KRAMER
                                            ------------------------------------
                                                      Larry S. Kramer
                                                Chief Executive Officer and
                                                   Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----
                 /s/ LARRY S. KRAMER                     Chief Executive Officer and     April 12, 2000
-----------------------------------------------------    Chairman of the Board
                   Larry S. Kramer                       (Principal Executive
                                                         Officer)

                  /s/ JOAN P. PLATT                      Chief Financial Officer and     April 12, 2000
-----------------------------------------------------    Secretary
                    Joan P. Platt                        (Principal Financial Officer
                                                         and Principal Accounting
                                                         Officer)

                          *                              Director                        April 12, 2000
-----------------------------------------------------
                 Alan J. Hirschfield

                          *                              Director                        April 12, 2000
-----------------------------------------------------
                  Michael H. Jordan

                          *                              Director                        April 12, 2000
-----------------------------------------------------
                   Andrew Heyward

                          *                              Director                        April 12, 2000
-----------------------------------------------------
                    Robert Lessin

                          *                              Director                        April 12, 2000
-----------------------------------------------------
                    Daniel Mason

                                                         Director
-----------------------------------------------------
                  Russell I. Pillar

                                                         Director
-----------------------------------------------------
                   Carl Spielvogel

                                                         Director
-----------------------------------------------------
                    Stephen Hill

                                                         Director
-----------------------------------------------------
                    John Makinson

                                                         Director
-----------------------------------------------------
                    Peter Glusker

              *By: /s/ LARRY S. KRAMER                   Attorney-in-fact                April 12, 2000
  ------------------------------------------------
                   Larry S. Kramer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
 23.02     Consent of PricewaterhouseCoopers LLP.